Exhibit 10.7

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-U.S. EMPLOYEES

UNDER THE BRIGHTCOVE INC.

2021 STOCK INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to this Restricted Stock Unit Award Agreement for Non-U.S. Employees (the “Agreement”), including any addendum to this Agreement for the Grantee’s country (the “Addendum”), and the Brightcove Inc. 2021 Stock Incentive Plan as amended through the date hereof (the “Plan”), Brightcove Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Vesting Dates, as further described in Paragraph 3 of this Agreement. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Incremental Number of Restricted Stock Units Vested	Vesting Date
_____________ (___%)

_____________ (___%)

_____________ (___%)

_____________ (___%)

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3. Termination of Employment. If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

For purposes of the Award, the Grantee’s employment will be considered terminated as of the date the Grantee is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or otherwise rendering services or the terms of the Grantee’s employment or service agreement, if any), and unless otherwise expressly provided in the Plan or determined by the Company, the Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where the Grantee is employed or otherwise rendering services or the terms of the Grantee’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be providing services while on a leave of absence).

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Tax Withholding. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Grantee’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

In addition, the Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy all Tax-Related Items. In the event that such withholding in shares of Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Grantee’s acceptance of the Award, the Grantee authorizes and directs the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligation with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; or

(ii) withholding from proceeds of the sale of Stock issued at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization) without further consent.

Depending on the withholding method, the Company and/or Employer may withhold or account for Tax-Related Items by considering minimum withholding rates or other applicable withholding rates, including maximum rates applicable in the Grantee’s jurisdiction, in which case the Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.

The Company may refuse to issue or deliver the underlying shares of Stock or the proceeds from the sale of shares of Stock acquired upon vesting of the Award, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

7. Nature of Grant. In accepting the Award, the Grantee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c) all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;

(d) the Grantee is voluntarily participating in the Plan;

(e) the Award and the shares of Stock subject to the Award, and any related income and value, are not intended to replace any pension rights or compensation;

(f) the Award and the shares of Stock subject to the Award, and any related income and value, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(h) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of the Grantee’s employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or otherwise rendering services or the terms of the Grantee’s employment or service agreement, if any);

(i) unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

(j) unless otherwise agreed with the Company, the Award and the shares of Stock subject to the Award, and any related income and value, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of any Subsidiary; and

(k) neither the Company, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement.

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying shares of Stock. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9. Data Privacy.

(a) Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is the Grantee’s consent.

(b) Stock Plan Administration and Plan Brokers. The Company transfers Data to E*TRADE Financial Corporate Services, including its affiliated companies (collective, “E*TRADE”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider, which will act in a similar manner, and share Data with such service provider. The Company’s service provider will open an account for the Grantee to receive and trade shares of Stock. The processing of the Grantee’s Data will take place through both electronic and non-electronic means. The Grantee’s Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering, and operating the Plan.

(c) International Data Transfers. The Company and its service providers operate, relevant to the Company, in the United States, which means that it will be necessary for Data to be transferred to, and processed in, the United States. By participating in the Plan, the Grantee understands that the service providers will receive, possess, use, retain, and transfer the Grantee’s Data for the purposes of implementing, administering, and managing the Grantee’s participation in the Plan. The Grantee should note that his or her country has enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. As a result, in the absence of appropriate safeguards, the transfer of Data to the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. Where required, the Company’s legal basis for the transfer of Data is the Grantee’s consent.

(d) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control and labor laws. This may mean Data is retained until after the Grantee’s employment ends.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a voluntary basis. The Grantee understands that the Grantee may request to stop the transfer and processing of the Grantee’s Data for purposes of the Grantee’s participation in the Plan and that the Grantee’s compensation from or employment with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Grantee to participate in the Plan. The Grantee understands that the Grantee’s Data will still be processed in relation to his or her employment for record-keeping purposes.

(f) Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact the Grantee’s local human resources representative.

(g) Alternative Basis for Data Processing and Transfer. The Grantee understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Grantee provide another data privacy consent form. If applicable and upon request of the Company, the Grantee agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

10. Insider Trading Restrictions/Market Abuse Laws. The Grantee understands that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, the Grantee’s country, his or her broker’s country and the country or countries where shares of Stock may be listed, which may affect the Grantee’s ability, directly or indirectly, to purchase or sell or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (the Award), or rights linked to the value of shares of Stock during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction(s)). The Grantee further understands that he or she may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties by sharing inside information with them, or otherwise causing third parties to buy or sell Company securities. In addition, local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before possessing the inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. It is the Grantee’s responsibility to comply with any applicable restrictions and the Grantee should consult with his or her personal legal advisor on this matter.

11. Foreign Asset/Account Reporting Requirements. The Grantee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Grantee’s ability to acquire or hold shares of Stock or cash received from participating in the Plan (including from any dividends paid on shares of Stock) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets, or related transactions to the tax or other authorities in the Grantee’s country. The Grantee may also be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to the Grantee’s country within a certain time after receipt. The Grantee acknowledges that it is the Grantee’s responsibility to comply with such regulations and that the Grantee should speak with a personal legal advisor on this matter.

12. Governing Law and Venue. The Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Massachusetts, agree that such litigation shall be conducted exclusively in the courts of Suffolk County, Massachusetts or the federal courts for the United States for the District of Massachusetts, where this grant is made and/or to be performed.

13. Language. The Grantee acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow the Grantee to understand the terms and conditions of this Agreement. If the Grantee has received this Agreement or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16. Forfeiture. Any payments or benefits the Grantee may receive shall be subject to repayment or forfeiture as may be required to comply with the requirements under the U.S. Securities Act of 1933, as amended, the Exchange Act, rules promulgated by the Securities and Exchange Commission or any other applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the shares of Stock are listed or traded, as may be in effect from time to time.

17. Addendum. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes part of this Agreement.

18. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Award and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19. Waiver. The Grantee acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.

20. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

21. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

22. Integration. This Agreement (including the Addendum) constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

23. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

BRIGHTCOVE INC.

By:
Title:

The Agreement (including the Addendum) is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:

Grantee’s Signature

Grantee’s name and address:

ADDENDUM TO THE

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR NON-U.S. EMPLOYEES

UNDER THE BRIGHTCOVE INC.

2021 STOCK INCENTIVE PLAN

Capitalized terms, unless explicitly defined in this Addendum, shall have the meanings given to them in the Agreement or in the Plan.

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Award granted to the Grantee under the Plan if the Grantee resides and/or works in one of the countries listed below. If the Grantee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Grantee is currently residing and/or working, or if the Grantee transfers to another country after the grant of the Award, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to the Grantee.

Notifications

This Addendum also includes information regarding tax, securities, exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the tax, securities, exchange control and other laws in effect in the respective countries as of August 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Addendum as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Grantee vests in the Award or sells shares of Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation and the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.

Finally, if the Grantee is a citizen or resident (or is considered as such for local tax purposes) of a country other than the country in which the Grantee is currently residing and/or working, or if the Grantee transfers to another country after the Grant Date, the information contained herein may not be applicable to the Grantee in the same manner.

AUSTRALIA

Notifications

Securities Law Information. If the Grantee acquires shares of Stock under the Plan upon the vesting of the Restricted Stock Units and subsequently offers the shares of Stock for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Grantee should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Tax Conditions. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to the Award granted under the Plan, such that the Award is intended to be subject to deferred taxation.

Australian Offer Document.

The Company is pleased to provide the Grantee with this offer to participate in the Plan. This offer document sets out information regarding the Award granted under the Plan for Australian resident employees of the Company and its Australian Subsidiaries. This information is provided by the Company to ensure compliance of the Plan with Australian Securities and Investments Commission (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.

Additional Documents. In addition to the information set out in this Agreement, the Grantee is also being provided with copies of the following documents:

(a)	the Plan; and

(b)	the Plan summary and prospectus.

The Additional Documents provide further information to help the Grantee make an informed investment decision about participating in the Plan. Neither the Plan nor the Plan summary and prospectus is a prospectus for the purposes of the Corporations Act 2001.

The Grantee should not rely upon any oral statements made in relation to this offer. The Grantee should rely only upon the statements contained in this Agreement and the Additional Documents when considering participation in the Plan.

General Information Only. The information herein is general information only. It is not advice or information that takes into account the Grantee’s objectives, financial situation and needs.

The Grantee should consider obtaining your own financial product advice from a person who is licensed by ASIC to give such advice.

Risk Factors for Australian Residents. Investment in shares of common stock involves a degree of risk. The Grantee should monitor their participation in the Plan and consider all risk factors relevant to the vesting or issuance of shares of common stock under the Plan as set forth below and in the Additional Documents.

The Grantee should have regard to risk factors relevant to investment in securities generally and, in particular, to holding shares of common stock. For example, the value at which an individual share of Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) may increase or decrease due to a number of factors. There is no guarantee that the value of a share of common stock will increase. Factors that may affect the value of an individual share of common stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results will be included in the Company’s most recent Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q. Copies of these reports are available at http://www.sec.gov/, on the Company’s “Investor Relations” page at https://investor.brightcove.com/, and upon request to the Company.

In addition, the Grantee should be aware that the Australian dollar (“AUD”) value of any shares of Common Stock acquired under the Plan will be affected by the USD/AUD exchange rate. Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

Common Stock in a U.S. Corporation. Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of a share of common stock is entitled to one vote. Further, shares of common stock are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

Ascertaining the Market Value of Shares of Common Stock. The Grantee may ascertain the current market value of an individual share of Common Stock as traded on the Nasdaq under the symbol “BCOV” at: https://www.nasdaq.com/symbol/bcov. The AUD equivalent of that value can be obtained at: https://www.rba.gov.au/statistics/frequency/exchange-rates.html.

Please note this will not be a prediction of the market value of an individual share of common stock when such shares of common stock are vested or issued under the Plan or of the applicable exchange rate on the vesting date or the date the shares of common stock are issued.

Exchange Control Information. If the Grantee is an Australian resident, exchange control reporting is required for cash transactions exceeding AUD10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Grantee’s behalf. If there is no Australian bank involved with the transfer, the Grantee will be required to file the report.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the Award, the Grantee confirms having read and understood the documents relating to this grant (the Plan, the Agreement and this Addendum) which were provided in the English language. The Grantee accepts the terms of those documents accordingly.

Consentement pour recevoir les informations en langue anglaise

En acceptant l’attribution, le Grantee confirme avoir lu et compris les documents relatifs à cette attribution (le Plan, le Contrat, et cette Annexe) qui ont été communiqués en langue anglaise. Le Grantee accepte les termes de ces documents en connaissance de cause.

Notifications

Tax Information. The Grantee understands the Restricted Stock Units are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.

Foreign Asset/Account Reporting Information. French residents must declare all foreign bank and brokerage accounts in which cash or securities (e.g., shares of Stock acquired under the Plan) are held, including any accounts that were closed during the year, on his or her annual income tax return.

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of €12,500 in connection with the sale of securities must be reported monthly to the Servicezentrum Außenwirtschaftsstatistik, which is the competent federal office of the Deutsche Bundesbank (the German Central Bank) for such notifications in Germany. It is the Grantee’s responsibility to complete any necessary notifications. If the Grantee uses a German commercial bank to effectuate such cross-border payment, the bank will provide the Grantee with the required form.

Foreign Asset/Account Reporting Information. If the Grantee’s acquisition of shares of Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Grantee will need to report the acquisition of such shares when the Grantee files his or her tax return for the relevant year. A qualified participation is attained if (i) the value of the Stock acquired exceeds €150,000 or (ii) the shares of Stock held exceed 10% of the Company’s total Common Stock. The Grantee should consult with his or her personal tax advisor to ensure the Grantee complies with applicable reporting obligations.

INDIA

Notifications

Exchange Control Information. Exchange control laws and regulations in India require that all proceeds resulting from the sale of shares of Stock and any dividends received in relation to the Award or the shares of Stock be repatriated to India within a specified period of time as prescribed under applicable Indian exchange control laws. Indian residents must obtain a foreign inward remittance certificate (“FIRC”) from the bank into which foreign currency is deposited and retain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset/Account Reporting Information. Foreign bank accounts and any foreign financial assets (including shares of Stock held outside India) must be reported in the annual Indian personal tax return. It is the Grantee’s responsibility to comply with this reporting obligation and the Grantee should consult his or her personal advisor in this regard.

JAPAN

Notifications

Exchange Control Information. Japanese residents who acquire shares of Stock valued at more than ¥100,000,000 in a single transaction must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the acquisition.

Foreign Asset/Account Reporting Information. Details of any assets held outside Japan (including shares of Stock acquired under the Plan) as of December 31 of each year must be reported to the tax authorities on an annual basis, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report is due by March 15 each year. The Grantee should consult a personal tax advisor to determine if the reporting obligation applies to the Grantee and whether the Grantee will be required to include details of the Grantee’s outstanding Awards or shares of Stock in the report.

KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end during a calendar year. The Grantee should consult with his or her personal tax advisor to determine the Grantee’s personal reporting obligations.

MEXICO

Terms and Conditions

Labor Law Policy. In accepting the grant of the Award, the Grantee expressly recognizes that the Company, with primary offices at 290 Congress Street, Boston, Massachusetts 02210, U.S.A., is solely responsible for the administration of the Plan and that the Grantee’s participation in the Plan and acquisition of shares of Stock do not constitute an employment relationship between the Grantee and the Company since the Grantee is participating in the Plan on a wholly commercial basis and his or her sole Employer is Brightcove, S. de R.L. de C.V. Based on the foregoing, the Grantee expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Grantee and the Employer, and do not form part of the employment conditions and/or benefits provided by the Employer, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment.

The Grantee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Grantee’s participation at any time without any liability to the Grantee.

Plan Document Acknowledgment. By accepting the Award, the Grantee acknowledges that Grantee has received copies of the Plan, has reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Addendum.

In addition, by accepting the Agreement, the Grantee further acknowledges that Grantee has read and specifically and expressly approves the terms and conditions in Paragraph 7 of the Agreement in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Subsidiary is responsible for any decrease in the value of the shares of Stock underlying the Award.

Finally, the Grantee hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Grantee therefore grants a full and broad release to the Company, its affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política del Derecho Laboral: Al aceptar el otorgamiento del Premio, el Beneficiario expresamente reconoce que la Empresa, con domicilio registrado en 290 Congress Street, Boston, Massachusetts 02210, Estados Unidos, es la única responsable por la administración del Plan y que la participación del Beneficiario en el Plan y la adquisición de acciones no constituyen una relación laboral entre el Beneficiario y la Empresa. Ya que el Beneficiario participa en el Plan en un marco totalmente comercial y su único Patrón es Brightcove, S. de R.L. de C.V. Derivado de lo anterior, el Beneficiario expresamente reconoce que el plan y los beneficios que pudieran derivarse de la participación en el mismo no establecen derechos algunos entre el Beneficiario y el Patrón y no forman parte de las condiciones de trabajo y/o prestaciones otorgadas por el Patrón, y cualquier modificación al plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Beneficiario.

Asimismo, el Beneficiario entiende que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o eliminar su participación en cualquier momento y sin responsabilidad alguna frente al Beneficiario.

Acuse de Recibo del Plan: Al aceptar el otorgamiento del Premio, el Beneficiario reconoce que ha recibido copias del Plan, y que lo ha revisado junto con el Contrato y este Convenio en su totalidad y que entiende dichos documentos y acepta todas sus disposiciones.

Adicionalmente, al aceptar este Contrato, el Beneficiario reconoce que ha leído y expresamente aprueba los términos y condiciones del Párrafo 7 del Contrato en donde se establece lo siguiente: (i) La participación en el plan no constituye un derecho adquirido; (ii) el Plan y su participación son ofrecidos por la Empresa de forma discrecional; (iii) la Participación en el plan es voluntaria; y (iv) ni la Empresa, el Patrón o alguna Subsidiaria son responsables por la devaluación de las acciones que comprenden el Premio.

Finalmente, en este acto el Beneficiario declara que no se reserva acción o derecho alguno para presentar cualquier reclamación en contra de la Compañía por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del Plan y, por lo tanto, el Beneficiario otorga el más amplio y total finiquito a la Compañía, sus afiliadas, sucursales, oficinas de representación, accionistas, funcionarios, agentes o representantes en relación con cualquier reclamación que pudiera surgir.

PORTUGAL

Terms and Conditions

Language Consent. The Grantee hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua. O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (“Agreement” em inglês).

Notifications

Exchange Control Information. If the Grantee acquires shares of Stock under the Plan and does not hold the shares of Stock with a Portuguese financial intermediary, he or she may need to file a report with the Portuguese Central Bank. If the shares of Stock are held by a Portuguese financial intermediary, it will file the report on behalf of the Grantee. The Grantee should consult with his or her personal advisor to determine the Grantee’s personal reporting obligations.

SINGAPORE

Terms and Conditions

Sale Restriction. The Grantee agrees that any shares of Stock acquired pursuant to the Award will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

Notifications

Securities Law Information. The grant of the Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made to the Grantee with a view to the Award being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Obligation. If the Grantee is the chief executive officer (“CEO”) or a director or shadow director of the Company or a Singaporean Subsidiary, the Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company or the Singaporean Subsidiary in writing when the Grantee receives an interest (e.g., an Award, shares of Stock) in the Company or any Subsidiary. Please contact the Company to obtain a copy of the notification form. In addition, the Grantee must notify the Company or the Singaporean Subsidiary when the Grantee sells shares of Stock of the Company or any Subsidiary (including when the Grantee sells shares of Stock acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Subsidiary. In addition, a notification must be made of the Grantee’s interests in the Company or any Subsidiary within two business days of becoming the CEO or a director.

SPAIN

Terms and Conditions

Nature of Grant. This provision supplements Paragraph 7 of the Agreement:

In accepting the Award, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Grantee understands and agrees that, as a condition of the grant of the Award, the termination of the Grantee’s employment for any reason (including for the reasons listed below) will automatically result in the forfeiture of the Award and loss of the shares of Stock that have not vested on the date of termination.

In particular, the Grantee understands and agrees that the Award will be forfeited without entitlement to the underlying shares of Stock or to any amount as indemnification in the event of a termination of the Grantee’s employment prior to vesting by reason of, including, but not limited to: death, disability, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

Furthermore, the Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Awards under the Plan to individuals who may be employees of the Company (or any Subsidiary). The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company (or any Subsidiary) on an ongoing basis. Consequently, the Grantee understands that the Award is granted on the assumption and condition that the Award and the shares of Stock underlying the Award shall not become a part of any employment or service contract (either with the Company, the Employer or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Grantee understands that the Award would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award shall be null and void.

Notifications

Securities Law Information. The Award described in the Agreement and this Addendum does not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in a Spanish territory. The Agreement (including this Addendum) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The Grantee must declare the acquisition, ownership and sale of shares of Stock acquired under the Plan. Generally, the declaration must be made in January for shares of Stock owned as of December 31 of the prior year on a Form D-6; however, if the value of shares acquired or sold exceeds €1,502,530, the declaration must also be filed within one month of the acquisition or sale, as applicable.

In addition, the Grantee may be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts) held abroad, any foreign instruments (including shares of Stock) and any transactions with non-Spanish residents (including any payments of Stock made to the Grantee by the Company) depending on the value of the transactions during the relevant year or the balances in such accounts and the value of such instruments as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information. To the extent that the Grantee holds assets outside Spain (e.g., shares of Stock or cash held in a brokerage or bank account) with a value in excess of €50,000 per asset type as of December 31 (or at any time during the year in which the asset is sold), the Grantee will be required to report information on such assets on the Grantee’s tax return (tax form 720) for such year. After such assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported assets increases by more than €20,000, or if the ownership of such assets is transferred or relinquished during the year. The report must be completed by March 31.

UNITED ARAB EMIRATES (DUBAI INTERNET CITY)

Notifications

Securities Law Information. Participation in the Plan is being offered only to selected employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Agreement, including this Addendum, are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If the Grantee does not understand the contents of the Plan or the Agreement, including this Addendum, the Grantee should consult an authorized financial adviser. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provisions supplement Paragraph 6 of the Agreement:

Without limitation to Paragraph 6 of the Agreement, the Grantee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision may not apply to the Grantee if the indemnification is viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Grantee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute an additional benefit to the Grantee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee and/or employer NICs due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in the Plan or Paragraph 6 of the Agreement.

National Insurance Contributions Acknowledgment. As a condition of participation in the Plan and the vesting of the Restricted Stock Units, the Grantee agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units (the “Employer NICs”). Without limitation to the foregoing, the Grantee agrees to execute a joint election with the Company, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consent or election. The Grantee further agrees to execute such other joint elections as may be required between the Grantee and any successor to the Company and/or the Employer. The Grantee further agrees that the Company and/or the Employer may collect the Employer NICs from the Grantee by any of the means set forth in Paragraph 6 of the Agreement.

If the Grantee does not enter into a Joint Election prior to the vesting of the Restricted Stock Units or if approval of the Joint Election has been withdrawn by HMRC, the Restricted Stock Units shall become null and void without any liability to the Company and/or the Employer.